EXHIBIT 99.1

PETMED EXPRESS, INC.

QUARTER & YEAR ENDED MARCH 31, 2015

CONFERENCE CALL TRANSCRIPT

MAY 4, 2015 AT 8:30 A.M. ET

Coordinator:

Welcome to the PetMed Express, Inc., doing business as 1-800-PetMeds, conference call to review the financial results for the fourth fiscal quarter and fiscal year ended on March 31, 2015. At the request of the company, this conference call is being recorded. Founded in 1996, 1-800-PetMeds is America's largest pet pharmacy delivering prescription and non-prescription pet medications and other health products for dogs and cats direct to the consumer. 1-800-PetMeds markets its products through national television, online, direct mail, and print advertising campaigns, which direct consumers to order by phone or on the Internet, and aim to increase the recognition of the PetMed's family of brand names. 1-800-PetMeds provides an attractive alternative for obtaining pet medications in terms of convenience, price, ease of ordering, and rapid home delivery. At this time, I would like to turn the call over to the company's Chief Financial Officer, Mr. Bruce Rosenbloom.

Bruce Rosenbloom:

Thank you. I’d like to welcome everybody here today. Before I turn the call over to Mendo Akdag, our President and Chief Executive Officer, I would like to remind everyone that the first portion of this conference call will be listen-only, until the question-and-answer session, which will be later in the call. Also, certain information that will be included in this press conference may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission that may involve a number of risks and uncertainties. These statements are based on our beliefs as well as assumptions we have used based upon information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties, and assumptions. Actual future results may vary significantly based on a number of factors that may cause the actual results or events to be materially different from future results, performance, or achievements expressed or implied by these statements. We have identified various risk factors associated with our operations in our most recent annual report and other filings with the Securities and Exchange Commission. Now, let me introduce today's speaker, Mendo Akdag, President and Chief Executive Officer of 1-800-PetMeds - Mendo.

Mendo Akdag:

Thank you, Bruce. Welcome and thank you for joining us. Today, we will review the highlights of our financial results. We will compare our fourth fiscal quarter and fiscal year ended on March 31, 2015 to last year’s quarter and fiscal year ended on March 31, 2014. For the fourth fiscal quarter ended on March 31, 2015, our sales were $50 million compared to sales of $48.6 million for the same period the prior year, an increase of 2.8%. For the fiscal year ended on March 31, 2015, sales were $229.4 million compared to $233.4 million for the prior fiscal year, a decrease of 1.7%. The increase in sales for the quarter was due to an increase in reorder sales and the decrease in sales for the fiscal year was due to a weakness in demand for flea and tick topicals for the first part of the fiscal year. The average order was approximately $81 for the quarter compared to $77 for the same quarter the prior year. And it was $77 for the fiscal year compared to $75 for the prior fiscal year. The increase in average order value was mainly due to a change in product mix to higher priced items and increased doses.

For the fourth fiscal quarter, net income was $5.0 million, or $0.25 diluted per share, compared to $4.5 million, or $0.23 diluted per share, for the same quarter the prior year, an increase to net income of 9.4%. For the fiscal year, excluding a one-time charge for an IT related discontinued project in the September quarter, net income was $18.5 million, or $0.92 diluted per share, compared to $18.0 million, or $0.90 diluted per share a year ago, an increase to net income of 3.1%. The one-time IT-related discontinued project charge in the September quarter was $1.7 million before taxes, and the net after-tax impact of this charge was $1.1 million, or $0.05 diluted per share.

Exhibit 99.1 Page 1 of 5

Reorder sales increased by 3.6% to $42.5 million for the quarter compared to reorder sales of $41.0 million for the same quarter the prior year. For the fiscal year, reorder sales decreased slightly to $189.7 million compared to $191.2 million for the prior year.

New order sales decreased slightly to $7.5 million for the quarter compared to $7.7 million for the same period the prior year. For the fiscal year, new order sales decreased by 5.9% to $39.7 million compared to $42.2 million for the prior year. We acquired approximately 97,000 new customers in our fourth fiscal quarter compared to 107,000 for the same period the prior year. And we acquired approximately 529,000 new customers in the fiscal year compared to 597,000 for the prior year.

For the quarter, approximately 81% of our sales were generated on our website compared to 80% for the same period the prior year. And for the fiscal year, it was 80% compared to 79% for the prior year. The seasonality in our business is due to the proportion of flea, tick, and heartworm medications in our product mix. Spring and summer are considered peak seasons with fall and winter being the off-seasons.

For the fourth fiscal quarter, our gross profit as a percent of sales was 33.9% compared to 35.9% for the same period a year ago. For the fiscal year, our gross profit as a percent of sales was 33.2% compared to 33.3% for the prior year. The percentage decrease for the quarter can be attributed to more aggressive pricing.

Our general and administrative expenses as a percent of sales were 9.8% for the quarter compared to 10% for the same quarter the prior year. For the fiscal year, the G&A was the same 9.2% compared to the prior year. We were able to leverage the G&A for the quarter.

For the quarter, we spent $4.0 million in advertising compared to $5.3 million for the same quarter the prior year, a decrease of about 23%. For the fiscal year, our spending was $25.2 million for advertising compared to $27.2 million for the prior fiscal year, a decrease of about 7%. The decrease for the quarter was mainly due to decreases in mass marketing spending in order to be more efficient. Advertising cost of acquiring a customer for the quarter was approximately $42 compared to $49 for the same quarter the prior year, and for the fiscal year, it was $48 compared to $46 for the prior fiscal year. The decrease for the quarter was due to a decrease in advertising spending with a higher return and the increase for the fiscal year was due to an increase in advertising costs.

We had $51.2 million in cash and short-term investments and $25.1 million in inventory with no debt as of March 31, 2015. Net cash from operations for the fiscal year was $32 million compared to $13.5 million for the prior fiscal year. The majority of the increase was due to a reduction in inventory.

This ends the financial review. Operator, we are ready to take questions.

Coordinator:

Participants, if you would like to ask a question please press star 1 and record your name. Again, press star 1 to ask a question and record your name. One moment please, for the first question. First question is coming from Kevin Ellich of Piper Jaffray. Your line is open.

Kevin Ellich:

Good morning. Mendo, can you go over the reorder and new order sales again?

Mendo Akdag:

For the quarter, reorder sales increased by 3.6% to $42.5 million compared to reorder sales of $41.0 million for the same quarter the prior year…

Kevin Ellich:

Got it, ok, that’s…

Mendo Akdag

…and new order sales for the quarter was at $7.5 million compared to $7.7 million for the prior.

Kevin Ellich:

Okay, that’s helpful. Great. Great. And then, the gross margin declined, you know, a couple of hundred basis points. What was really driving that, is it mixed, shift to lower margin products or can you give us any color behind what’s causing that?

Exhibit 99.1 Page 2 of 5

Mendo Akdag:

More aggressive pricing, especially on over-the-counter meds was the reason for the decline.

Kevin Ellich:

Okay, that’s helpful. And then, let's see, you keep talking about, you know, decline in oral or in flea and tick topical medications. Do you think that’s going to reverse at any point in time and I guess, what do you guys see this flea and tick season already?

Mendo Akdag:

It was a little bit better in the March quarter so my comment was for the beginning of the fiscal year, the last fiscal year that just -- we just completed.

Kevin Ellich:

Okay. Okay. And then my last question, you also mentioned that average order size was up I think 5% due to mix. I guess could you give us any color or say a little bit more on what products specifically you’re seeing growth in and do you expect this to continue?

Mendo Akdag:

I’m not going to get into the specifics due to competitive reasons, but the sales shifted to higher priced items. Also, we saw there was increase in doses per order.

Kevin Ellich:

Okay. Okay. That’s helpful. Appreciate it. Thanks and nice quarter.

Mendo Akdag:

Thank you.

Coordinator:

Our next question is Mitch Bartlett of Craig-Hallum. Your line is open.

Mitch Bartlett:

Sure. Good morning. So just to kind of jump into the gross margin just a little bit further, you know, down 200 basis points or so year-over-year, even though the shift favors the prescription side. So you really did take out -- maybe you could comment on pricing year-over-year in flea and tick and on the prescription side and what really happened. And why the shift do you think in larger doses? Did that cannibalize go-forward orders or was there was a promotion in the quarter? Maybe you could explain that.

Mendo Akdag:

We are promoting higher doses, so that's the main reason and we were more aggressive price-wise on the OTC products especially flea and tick.

Mitch Bartlett:

So aggressive on both sides is what I am hearing. Is that...

Mendo Akdag:

Well higher doses is not a bad thing, so we like higher doses, so we are promoting higher doses.

Mitch Bartlett:

Got it. Got it. And then advertising, you are really -- it seems like you are cutting your advertising, it was down, what did you say, 23% year-over-year. Maybe some more explanation of why not spend more, why not go after those customers in a more aggressive way?

Mendo Akdag:

The return on investment is not there for the incremental dollars spent, so we did not want to waste any money.

Mitch Bartlett:

Do you see that changing at all?

Mendo Akdag:

I mean, it's hard to tell. It could, but the numbers will dictate it.

Mitch Bartlett:

Got it. Okay, thank you.

Mendo Akdag:

You’re welcome.

Coordinator:

Next question is Erin Wilson of Bank of America. Your line is open.

Erin Wilson:

Great. Thanks so much for taking my questions. Asking again about the advertising expenses, how should we think about it going into next year? What are you seeing in the market now and how should we anticipate sort of the quarterly progression of those expenses?

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Mendo Akdag:

Our budget is about the same, I should say, slightly higher than last year’s, last fiscal year’s actual numbers, but it will be depend on if the ROI is there or not. We are also tweaking it as far as we are doing -- we are going to do less mass marketing and more database one-to-one marketing.

Erin Wilson:

Okay, great. And do you have access to the new prescription chewable flea and tick medications such as NexGard and Bravecto? And how is that sort of dynamic contributing to the gross margin?

Mendo Akdag:

We do have access to them and we like them.

Erin Wilson:

So favorable though to the gross margin then?

Mendo Akdag:

Yes.

Erin Wilson:

Okay, alright. Thank you so much.

Coordinator:

Thank you. And once again, participants, please press star 1 to ask a question. Please record your name when prompted and I'll introduce you. Again press star 1 to ask a question. One moment please for the incoming questions. Next question is Anthony Lebiedzinski of Sidoti & Company. Your line is open.

Anthony Lebiedzinski:

Good morning. Can you just go over what your prescription sales were for the fiscal year and over-the-counter and maybe you can touch on performance of generics and pet supplies as well?

Mendo Akdag:

The prescription business roughly was about 50% of the business for the fiscal year.

Anthony Lebiedzinski:

Got it. Okay. And as far as generics and pet supplies?

Mendo Akdag:

Generics growth was - it was, I would say, flat and pet supplies actually were down.

Anthony Lebiedzinski:

Okay. So given that it was down here, is that something, is that -- how do you view that category going forward, will you continue to emphasize it or deemphasize and just focus more on prescriptions?

Mendo Akdag:

Are you talking about generics or pet supplies?

Anthony Lebiedzinski:

Pet supplies.

Mendo Akdag:

We are not focused at this time but we are adding some products, so we'll see if we find any exciting niche products to sell, so that's our focus at this time.

Anthony Lebiedzinski:

Got it, okay. And can you give us any specific steps or give us at least more color as to what steps are you taking to improve your marketing efforts to improve sales and profitability?

Mendo Akdag:

We will -- we're putting more emphasis on database marketing and less on mass marketing because the ROI on incremental dollars are not meeting our thresholds.

Anthony Lebiedzinski:

Okay. And also just, you know, you know longer term, what is your view of the dividend which you bumped up a little bit today?

Mendo Akdag:

It's $0.18 was what the board decided to do, so that's what it is.

Anthony Lebiedzinski:

Okay, but that's all you can say as far as going forward?

Mendo Akdag:

I don't want to speak for the board so, I would get in trouble.

Anthony Lebiedzinski:

Okay, thank you.

Exhibit 99.1 Page 4 of 5

Coordinator:

Thank you. And next question is Mr. Mitch Bartlett of Craig-Hallum. Your line is open.

Mitch Bartlett:

Yeah, just would like to touch on inventory. So it looks like, historically and there is some deviation to this, but historically that Q4 is the peak in your inventory and this year completely different; it's down pretty sizably, lack of opportunity buys, lack of, maybe you could just...

Mendo Akdag:

Yes, there was no cost advantage for carrying higher inventory, so that's why it was what it was.

Mitch Bartlett:

And going forward, will this be a new normalized level or is it just opportunistic?

Mendo Akdag:

Opportunistic, our inventory will fluctuate based on opportunistic buying opportunities.

Mitch Bartlett:

And there just hasn't been any here recently?

Mendo Akdag:

Obviously, there was no cost advantage; otherwise we would have had a higher inventory end of March, I cannot speak for now.

Mitch Bartlett:

What does that do, or how does that influence the gross margins going forward?

Mendo Akdag:

You will see that in the July when we announce the numbers.

Mitch Bartlett:

Okay. Okay. All right good, thank you.

Mendo Akdag:

You're welcome.

Coordinator:

At this time, I have no additional questions on queue. I would like to turn back to Mr. Akdag for closing remarks.

Mendo Akdag:

For fiscal 2016, we are focusing on improving our marketing efforts to increase sales and profitability. This wraps up today's conference call, thank you for joining us. Operator, this ends the conference call.

Coordinator:

Thank you for participating, you may now disconnect.

END

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